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                                  EXHIBIT #10(e)
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                               SYSCO CORPORATION

                         1995 MANAGEMENT INCENTIVE PLAN

     This Sysco Corporation 1995 Management Incentive Plan (the "Plan") was adopted by unanimous action of the Plan Compensation Committee (as hereinafter defined) of Sysco Corporation (the "Company") on May 9, 1995, and by the Board of Directors of the Company (the "Board of Directors") on May 10, 1995.

1. STATEMENT OF PRINCIPLE

     The purpose of the Plan is to reward (i) certain key management personnel for outstanding performance in the management of the divisions or subsidiaries of the Company (both a division and subsidiary of the Company are herein referred to as a "Subsidiary") and (ii) certain corporate personnel for managing the operations of the Company as a whole and/or managing the operations of certain Subsidiaries. Except as otherwise provided in Section 8 hereof, the total number of shares of Sysco Common Stock, $1.00 par value ("Common Stock"), which may be awarded pursuant to the Plan shall not exceed 2,124,234 shares. All references to periods in the Plan are to fiscal periods unless otherwise specifically noted. Nothing in the Plan shall be deemed to affect incentive bonuses paid or to be paid to participants under any predecessor management incentive plan for fiscal years prior to the Company's 1996 fiscal year.

2. PLAN COMPENSATION COMMITTEE

     The Board of Directors has established a committee (the "Plan Compensation Committee") which is charged with structuring, proposing the implementation of, and implementing the terms and conditions of, the Plan. The Plan Compensation Committee shall, at all times, consist of two or more directors of the Company. The Plan Compensation Committee shall have the authority to adopt, alter and repeal such rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreements relating thereto) including without limitation the manner of determining financial and accounting concepts discussed in the Plan; to otherwise supervise the administration of the Plan; and, except as to the application of the Plan to Senior Executive Participants (as defined in Section 3 below), to delegate such authority provided to it hereunder as it may deem necessary or appropriate to the Chairman of the Board, Chief Executive Officer, President, Chief Operating Officer and any Executive Vice President, and any of them individually. All decisions made by the Plan Compensation Committee pursuant to the provisions of the Plan shall be made in the Plan Compensation Committee's sole discretion and shall be final and binding on all persons, including the Company and Participants (hereinafter defined). Each director while a member of the Plan Compensation Committee shall
(i) meet the definition of "disinterested person" contained in Rule 16b-3 promulgated pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and (ii) be an "outside director," within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), any regulations interpreting Section 162(m) of the Code, or any other applicable Internal Revenue Service pronouncements pertaining thereto.

3. PARTICIPANTS

     The participants in the Plan for a fiscal year shall be designated by the Plan Compensation Committee from the persons who are employed by any Subsidiary or the Company, in the following capacities (Subsidiary Participants, Corporate Participants, Designated Participants and Senior Executive Participants are referred to collectively as "Participants" or individually as a "Participant"):

     Subsidiary Participants -- Persons who serve as an officer of a Subsidiary, regardless of whether such Participant works for a division or a subsidiary of the Company.

     Corporate Participants -- Persons who serve as an officer of the Company who are also employees of the Company or a Subsidiary.

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     Designated Participants -- Persons other than Corporate Participants or
     Subsidiary Participants who are employed by a Subsidiary or by the corporate office of the Company who are designated by the Plan Compensation Committee from time to time.

     Senior Executive Participants -- Persons who are "covered employees" of the Company within the meaning of Code Section 162(m) and proposed Treasury Regulation 1.162-27(c)(2) (or any successor statute or regulation section, or any administrative interpretation thereof) (the "Executive Compensation Provisions") during a fiscal year of the Company and who have been designated by the Plan Compensation Committee as Corporate, Subsidiary or Designated Participants in the Plan for such fiscal year. If a Participant is both a Senior Executive Participant and a Corporate, Subsidiary or Designated Participant during a fiscal year as a result of the application of the Executive Compensation Provisions, he or she shall be considered a Senior Executive Participant, and not a Corporate, Subsidiary or Designated Participant, during such fiscal year, and shall be subject to any and all restrictions applicable to Senior Executive Participants hereunder during such fiscal year.

     To the extent possible, the Plan Compensation Committee shall designate Participants in the Plan prior to the commencement of the fiscal year in which such designated Participants will be entitled to a bonus under the Plan, or as soon as practicable during the fiscal year in which a person first becomes eligible to be a Participant. Once designated as a Participant, the Plan Compensation Committee can remove an employee as a Participant with or without cause at any time and the Participant shall not be entitled to any bonus under the Plan for the year in which he or she is removed regardless of when during such year he or she is removed.

4. METHOD OF OPERATION

     The bonus which a Participant can earn is based on the performance of the Company as a whole and either the performance of the Subsidiary which employs such Participant (as to Subsidiary Participants and possibly Designated Participants) or of a select group of Subsidiaries (as to Corporate and possibly Designated Participants), subject to the discretion of the Plan Compensation Committee to formulate a different bonus structure as to any Participant, other than Senior Executive Participants. The bonus is calculated with respect to an entire fiscal year and, if earned, shall be paid in accordance with Section 6 hereof.

  (A)  Subsidiary Participants and certain Senior Executive Participants.

     With respect to each Subsidiary Participant and each Senior Executive Participant who would be a Subsidiary Participant but for the application of the Executive Compensation Provisions, a portion of the bonus may depend upon the return on capital and/or increase in pretax earnings of the Subsidiary employing such Participant; a portion of the bonus may depend upon the return on stockholder's equity and increase in earnings per share of the Company as a whole; and a portion of the bonus may depend upon any one or more of the following performance factors: (i) sales of the Company and/or one or more Subsidiaries, (ii) pretax earnings of the Company, (iii) net earnings of the Company and/or one or more Subsidiaries, (iv) control of operating and/or nonoperating expenses of the Company and/or one or more Subsidiaries, (v) margins of the Company and/or one or more Subsidiaries, (vi) market price of the Company's securities, and (vii) other objectively measurable factors directly tied to the performance of the Company and/or one or more Subsidiaries. The relative weights of the factors considered and the percentages of the total bonus comprised by the portion of the bonus determined with respect to the Subsidiary employing the Participant and the portion of the bonus determined with respect to the Company shall be determined by the Plan Compensation Committee in its sole discretion. Notwithstanding the foregoing, the Plan Compensation Committee may alter the bonus formula with respect to any such Participant by changing the performance targets as determined in the sole discretion of the Committee.

     In addition to the bonus calculated in accordance with the first paragraph of Section 4(A) above, a Subsidiary Participant may also be entitled to an additional bonus ("Additional Bonus") if awarded by the Plan Compensation Committee in its sole discretion. The Additional Bonus may be established by the Plan Compensation Committee at one or more times during such fiscal year or within ninety (90) days following

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the end of such fiscal year based on such criteria as the Plan Compensation
Committee may develop in its sole discretion.

  (B)  Corporate Participants and certain Senior Executive Participants.

     With respect to a Corporate Participant or Senior Executive Participant who would be a Corporate Participant but for the application of the Executive Compensation Provisions and subject to the further adjustments and additions provided for in the Plan, a portion of the bonus may depend upon the return on stockholder's equity and increase in earnings per share of the Company; portion of the bonus may depend upon the return on capital of one or more of the Subsidiaries and/or the increase in pretax earnings of one or more of the Subsidiaries; and a portion of the bonus may depend upon any one or more of the following performance factors: (i) sales of the Company and/or one or more Subsidiaries, (ii) pretax earnings of the Company, (iii) net earnings of the Company and/or one or more Subsidiaries, (iv) control of operating and/or nonoperating expenses of the Company and/or one or more Subsidiaries, (v) margins of the Company and/or one or more Subsidiaries, (vi) market price of the Company's securities, and (vii) other objectively measurable factors directly tied to the performance of the Company and/or one or more Subsidiaries. The relative weights of the factors considered and the percentage of the total bonus comprised by the portion of the bonus determined with respect to the Subsidiaries of the Company and the portion determined with respect to the Company shall be determined by the Plan Compensation Committee in its sole discretion. Notwithstanding the foregoing, the Plan Compensation Committee may alter the bonus formula with respect to any such Participant by changing the performance targets as determined in the sole discretion of the Committee.

  (C)  Designated Participants.

     The Plan Compensation Committee may formulate a bonus structure for each Designated Participant which is based on performance factors determined by the Plan Compensation Committee in its sole discretion. The bonus structure for any Designated Participant may be similar to or may vary materially from the bonus structure for Corporate Participants or Subsidiary Participants.

  (D)  General Rules Regarding Bonus Calculation.

     In determining whether or not the results of operations of a Subsidiary or Subsidiaries or the Company for a given fiscal year result in a bonus, generally accepted accounting principles shall be applied on a basis consistent with prior periods, and such determination shall be based on the calculations made by the Company and binding on each Participant. Except as provided in Section 10 as to Senior Executive Participants, there is no limit to the bonus that can be obtained. Prior to payment of the bonus to Senior Executive Participants, the Plan Compensation Committee shall certify that the performance goals and other material terms of the Plan have been achieved with respect to the Senior Executive Participants.

5. NO EMPLOYMENT ARRANGEMENTS IMPLIED

     Nothing herein shall imply any right of employment for a Participant and if a Participant is terminated, voluntarily or involuntarily, with or without cause, prior to the end of a given fiscal year, such Participant shall not be entitled to any bonus for such fiscal year regardless of whether or not such bonus had been or would have been earned in whole or in part, but any unpaid bonus earned with respect to a prior fiscal year shall not be affected.

6. PAYMENT

     Within 90 days following the end of each fiscal year, the Company shall determine the amount of any bonus earned by each Participant pursuant to the provisions of Section 4 above. Such bonus shall be payable in cash unless the Participant has given notice to the Plan Compensation Committee within 90 days after the commencement of such fiscal year that such Participant has elected the option provided in Section 6(A) below. The amount of any bonus that a Participant is entitled to receive for a fiscal year shall be determined as of the last day of such fiscal year and each Participant shall be deemed to have constructively

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received his or her bonus (including the value of the shares of stock if he or she elects to receive a portion of his or her bonus in stock) as of the last day of such fiscal year notwithstanding the fact that it may be paid or delivered to him or her thereafter.

     (A) Each Participant shall be entitled to receive, in increments of 5%, up to 40% of his or her bonus in shares of Common Stock (with the exact percent fixed by the Participant) with such shares to be valued at the closing price of the Common Stock on the primary securities exchange on which such stock is traded on the last trading day of such fiscal year. Such election shall be made no later than 90 days after the beginning of the fiscal year in respect of which the bonus is to be calculated and once made shall be irrevocable for such fiscal year. If the Participant elects to receive such shares, the Participant shall receive as additional compensation an additional number of shares of Common Stock equal to 50% of the number of shares received by reason of this election (the "Additional Shares"), plus the Additional Cash Bonus (as defined in Section 6(B) below). For example, if a Participant earns a $10,000 bonus and the Common Stock is selling at $50 per share, and the Participant elects to receive 40% of the bonus in the form of Common Stock in a timely manner, the Participant would receive $6,000 plus 120 shares of Common Stock (80 shares pursuant to his or her election, plus 40 Additional Shares), plus the Additional Cash Bonus (as defined in Section 6(B) below).

     (B) If a Participant elects to receive Common Stock in accordance with
Section 6(A) above, he or she shall also receive, as an additional bonus pursuant to the Plan, a cash amount equal to the value of the Additional Shares (which shall be the aggregate closing price of the Additional Shares on the last trading day of such fiscal year), multiplied by the effective tax rate applicable to the Company for the fiscal year for which the bonus is calculated, as described in the "Summary of Accounting Policies" section of the Company's annual report to the Securities and Exchange Commission on Form 10-K for such fiscal year (the "Additional Cash Bonus").

7. RECAPITALIZATION OF COMPANY

     In the event of a recapitalization of the Company or its merger into or consolidation with another corporation, a Participant shall be entitled to receive such securities which he or she would have been entitled to receive had he or she been a shareholder of the Company holding shares pursuant to the Plan at the time of such recapitalization, merger or consolidation. In the event of a stock split, stock dividend or combination of shares with respect to the Common Stock of the Company after the determination of the number of shares to which a Participant is entitled but before delivery of such shares to the Participant, then the number of shares that such Participant shall be entitled to receive shall be proportionately adjusted.

8. INVESTMENT REPRESENTATION AND RESTRICTIONS ON THE STOCK AND RIGHT OF REPURCHASE BY THE COMPANY

     (A) The shares to be issued to a Participant may be unregistered, at the option of the Company, and in such event the Participant shall execute an investment letter in form satisfactory to the Company, which letter shall contain an agreement that the Participant will not sell, transfer, give or otherwise convey any of such shares for a period of two years from the date on which such shares were issued to the Participant, except in the event of the Participant's death or termination of employment due to disability or retirement under normal Company benefit plans, but then only in accordance with the requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder, and the shares shall bear a legend reflecting the investment representation and the unregistered status of the shares.

     (B) If the shares to be issued to a Participant are registered pursuant to the registration provisions of the Securities Act of 1933, as amended, then the Participant shall enter into an agreement at the time of issuance of such shares that the Participant will not sell, transfer, give or otherwise convey any of such shares for a period of two years from the date on which such shares were issued to the Participant, except in the event of death or termination of employment due to disability or retirement under the normal Company benefit plans, and such shares shall bear a legend reflecting the terms of such restriction.

     (C) If a Participant's employment is terminated at any time within the first year following the issuance of shares for any reason, with or without cause, other than the Participant's death or termination of employment due to disability or retirement under normal Company benefit plans, then upon demand of the Company made

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in writing within 30 days from the date of termination, such Participant will sell to the Company all of the stock issued to the Participant within the twelve months preceding the date of termination at a purchase price equal to the lower of the then market price of the stock as hereinafter determined or the price at which the stock was valued for purposes of issuing it pursuant to the Plan. If a Participant's employment is terminated after one year but before two years from the date on which any shares of Common Stock were issued to the Participant pursuant to the Plan, on the demand of the Company made in writing within 30 days from the date of termination, such Participant will sell to the Company, in addition to the shares he or she may be required to sell under the preceding sentence, 50% of the stock issued to the Participant within twenty-four months but more than twelve months preceding the date of termination at a purchase price equal to the lower of the then market price of the stock as hereinafter determined, or the price at which the stock was valued for purposes of issuing it pursuant to the Plan. The market price of the Common Stock shall be deemed to be the closing price of such stock on the primary securities exchange on which such stock is traded on the date of termination; and if such stock did not trade on such date, then on the next day on which it does trade. The shares of Common Stock issued under the Plan shall bear a legend reflecting these restrictions.

9. AMENDMENTS AND TERMINATION

     The Plan may be amended at any time by the Board of Directors and any such amendment shall be effective as of commencement of the fiscal year during which the Plan is amended, regardless of the date of the amendment, unless otherwise stated by the Board of Directors. The Plan may be terminated at any time by the Board of Directors and termination will be effective as of the commencement of the fiscal year in which such action to terminate the Plan is taken.

10. OVERALL LIMITATION UPON PAYMENTS UNDER PLAN TO SENIOR EXECUTIVE
    PARTICIPANTS.

     Notwithstanding any other provision in the Plan to the contrary, in no event shall any Senior Executive Participant be entitled to a bonus amount for any fiscal year (which bonus amount shall include, if applicable, the value of the Additional Shares (as defined in Section 6(A) above, and the Additional Cash Bonus (as defined in Section 6(B) above)) in excess of one percent (1%) of the Company's earnings before income taxes as publicly disclosed in the "Consolidated Results of Operations" section of the Company's annual report to the Securities and Exchange Commission on Form 10-K for such fiscal year.

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